HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________                   harttrinen@aol.com
Will Hart                                                         (303) 839-0061
Fax: (303) 839-5414


                                 April 15, 2015

Joseph Klinko
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   Synergy Resources Corporation
            Form 10-K for Fiscal Year Ended August 31, 2014
            Form 10-Q for the Period Ended November 30, 2014
            File No. 001-35245


     This office represents Synergy Resources Corporation (the "Company"). The Company plans to respond to the staff's letter dated April 2, 2015 by April 30, 2015.

     If you should have any questions concerning the foregoing, please do not hesitate to contact the undersigned.

                                Very Truly Yours,

                                HART & HART, LLC

                               /s/ William T. Hart

                             By
                                William T.  Hart